Exhibit 99.1

The information in this report is furnished pursuant to Item 9 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

                                        Ball Corporation's Acquisition of Schmalbach-Lubeca AG
                                                      Conference Call Transcript
                                                            August 30, 2002

Mr. Hoover: Thank you, Jennifer. Good morning everyone. This is a call to discuss Ball Corporation's plans to acquire
Schmalbach-Lubeca AG. Ball issued a news release last night. If you don't have it, the release is available on ball.com.

If you are listening via our web cast, you can access slides on your computer. We will refer to various slides from time to time during this call. For those of you who are listening on your telephone, and not via the web cast and would like to view the same slides at a later time, they are on ball.com now and will remain there for some time.

Ray Seabrook, Ball's chief financial officer, and Leon Midgett, our chief operating officer, packaging will make prepared remarks in a moment.

Also speaking will be John Hayes, vice president, corporate planning and development, and John Friedery, president of our metal beverage container operations. John Hayes had the lead role in negotiating this transaction. John Friedery has been in every
Schmalbach plant as part of our due diligence process, and he will have a key role in the integration process once we close.

As we begin, I need to say that, "the information provided during this morning's call will contain forward-looking statements.
Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are set forth in the company's 10-Q filed on August 14, 2002, and in other company SEC filings as well as in the news release we issued this morning."

Also, I should emphasize that we are here to talk about this transaction and not necessarily the third quarter performance. We did say last month in our earnings call that we expected second half results to be similar to the first half of this year, and we really don't have anything more to say about that here. We continue to expect a strong year for Ball Corporation.

While we announced last night that Ball is acquiring Schmalbach-Lubeca, the second largest beverage can manufacturer in Europe, for approximately 900 million euros in cash and the assumption of approximately 16 million euros in net debt. The transaction is expected to close late in 2002 or early 2003. Schmalbach-Lubeca consists of 12 plants, 10 can plants and two end plants, and an office in Ratingen, Germany, near Dusseldorf. It makes more than 12 billion beverage cans and ends annually, and has about a third of the European beverage can industry.

This acquisition is a great strategic fit for us, giving Ball a strong presence in Europe. The European beverage can market has experienced growth and is the second largest market in the world for beverage cans.

Schmalbach is an excellent company with very good facilities and a highly skilled workforce, and we believe we are buying it at a very attractive price. There is excellent chemistry between the two companies. We do not intend to disrupt a very good business.

While we expect to have some synergies, this acquisition isn't a synergy story as our acquisition of Reynolds beverage can plants was in 1998. This is a strategic acquisition, doing what we do best with a very good company in a large and important market where we have not had a presence.

There are many opportunities to benchmark and apply "best practices."  We are very excited about the possibilities, and we are looking forward to a smooth transition after the transaction closes.

We expect most of Schmalbach's senior management group to join our company. Hanno Fiedler, chairman and chief executive officer of
Schmalbach-Lubeca, and Jan Driessens, president of Schmalbach's metal beverage can division, are expected to join us and run the business. I've known Hanno for six years, and I'm looking forward to welcoming Hanno, Jan and their colleagues to Ball Corporation.

Now John Hayes will talk about transaction details. John?

Mr. Hayes: Thanks, Dave. If you would turn to slide 3 on transaction overview, what I would like to do is give you a brief overview of the transaction and talk about the strategy behind it. It is often said that all good things take time and certainly this has been the case with this transaction. You will hear from Leon Midgett and John Friedery regarding the business and the due diligence we conducted. We have spent a significant amount of time and resources understanding the business and market, and we feel very comfortable that we are acquiring the business at the right price and on the right terms. Under the agreement, we will be acquiring the stock of the company from a joint venture owned by both Allianz Capital Partners and E.ON for approximately 900 million euros, plus the assumption of approximately 16 million euros of net debt, and is subject to minimum working capital and other adjustments after closing.

Closing is expected in either late 2002 or early 2003. I mentioned acquiring the business at the right price. Ray Seabrook will talk about this later, but at acquisition multiples in the range of 5.2x EBITDA and 7.7x 2002 estimated EBITA, the transaction will exceed our cost of capital out of the blocks and is expected to be nicely accretive in 2003.

If you turn to the slide titled "Strategic Rationale," I'll address that for a few minutes.

Dave Hoover mentioned that the rationale for this transaction is very different than the Reynolds acquisition four years ago. As you might recall, Reynolds was a synergy play, where the market in North America had too much capacity. In that transaction, we brought very few senior people from Reynolds and we rationalized the business, closing six facilities in the three years after the closing. Schmalbach is a very different story. First, we are acquiring an already strong business on terms that don't require us to generate synergies in order to make it successful. The business has a #2 position in the European beverage can industry that has been growing and has been stable over five-plus years. The transaction will be immediately accretive to earnings. And also, like our existing businesses, Schmalbach's strong cash flow should add nicely to our own free cash flow. This transaction also creates a geographically balanced portfolio for Ball. As you know, more than 95 percent of Ball's packaging sales in 2001 were derived from
North America. With this action, that number reduces to 75 percent and at the same time provides Ball access to a politically stable region of the world where can usage is growing at a faster rate than in North America.

Finally, while we are not relying on synergies, that does not mean we will not aggressively pursue those areas where we can leverage off the strengths of both organizations. For example, Schmalbach-Lubeca is a premier provider of two-piece steel cans, an expertise that will undoubtedly help our food can product line as we continue to develop it. There are also opportunities to leverage off both organizations in R&D, purchasing and management expertise, among other areas. All in all, we feel very good about the business, the management, the prospects and our collective ability to make this work very well. With that, I'll turn it over to
Leon Midgett.

Mr. Midgett: Thanks so much, John.

The next slide shows the major beverage can makers in the European beverage can industry, and as you can see in 2001,
Schmalbach-Lubeca is a strong second with 31 percent, behind Rexam at 39 percent with Crown next at 19 percent.

We're thinking that for 2002, Schmalbach's share may go as high as 33 percent, with the addition of Runcorn and La Ciotat.

So when this transaction is completed you are going to have pretty much the same group of suppliers in Europe as we have today in
North America.

As you can see on the next slide, the beverage can shipments in Europe continue to grow.

From 1998 through 2001, the overall European beverage can market grew about 5 percent per year, largely at the expense of returnable glass in the beer industry and just overall growth in the carbonated soft drink consumption.

In 2001 alone, the European market grew more than 7 percent, driven by those factors as well as the more attractive economics of the can relative to some of the other packages.

As the European customer base continues to consolidate, our long-term outlook for market growth here in Europe is positive.

On slide 7, if you take a look at the beer and CSD [carbonated soft drink] mix in the European industry and in Schmalbach's customer mix, you'll see the two are fairly well matched.

Schmalbach's mix is roughly 55 percent beer, 45 percent CSD.

We estimate that Schmalbach's annual growth from 1999 through the end of this year will be significantly greater than the market as a whole, partly due to the acquisition late last year of two plants from Rexam, and partly as a result of Schmalbach's focus on the beer segment.

You can see that much of the growth in Europe is in that beer segment-7.6 percent compared to 2.5 percent for soft drinks-and
Schmalbach is a large supplier to the industry. Not accidentally, but by design.

Overall, from 1999 through the end of this year, we believe the European beverage can market will grow about 4.9 percent, while the
Schmalbach business will grow about 11 percent.

The next slide takes a look at the European beverage market, this time by packaging type.

I would point out that the relatively low market share for the can, about 25 percent in Europe, compares to the U.S. at about
50 percent.

There is still a lot of glass in Europe, mostly refillable. And we think it's a good opportunity for cans as the beer industry does continue to consolidate.

Slide 9 we see Schmalbach's sales by region in Europe.

You can see in the slide that the largest sales region is France and Holland, at 33 percent, Germany at 32 percent, Great Britain at
25 percent and Poland at 10 percent.

We think that gives us some nice diversity, with revenues not tied to any one particular country.

Schmalbach does enjoy a world-class customer base, with names that you'll surely recognize. You can see those names listed on slide 10.

The customer base is very diversified, and it's heavier in the faster-growing beer segment than in soft drinks as I mentioned earlier.

In Europe the top 10 customers account for about half of the total sales, and as I said, significantly more diverse than the U.S.

This customer mix does match very well with our successful North American strategy of "winning with the winners."

From my perspective, this is an especially exciting acquisition because I think we can take what we believe we do best to Europe and work with what is already a very, very good company and I know there are some things we are going to learn from Schmalbach as well.
We've already seen some of that.

I know our people are ready to go, and John Friedery has more to say about what he and his people have seen during that due diligence process.

So, John?

Mr. Friedery: Thanks, Leon.

Leon just showed you a slide of some world-class customers, and from everything we have seen they are supplied by a world-class organization.

There is an experienced and successful management team in place at the corporate level. They have a clear focus on key objectives and there are strong, focused management teams in the plants, as well.

As Dave mentioned earlier, I led a group of our operations people through every one of Schmalbach's beverage can and end plants in the past few weeks. These plants are clean and well run. The equipment is well maintained and up to date. It was clear to the
Ball team that these operations have been well taken care of and that they focus on quality, productivity and efficiency, just as we do in our facilities here in North America.

Schmalbach is also an R&D leader in both products and process innovation. As mentioned earlier, we believe Schmalbach is the world leader in drawn and ironed steel cans and we see opportunities to bring that knowledge into our food can operations in North
America. I believe that the new product development processes of both companies can be leveraged together to increase the effectiveness of both of our efforts.

If you look at the map of Europe on slide 12, you'll see Schmalbach's facilities offer nice geographic distribution, with four plants in Germany, four in the UK, two in France and one each in the Netherlands and Poland. Two of these are end facilities-
Braunschweig in Germany and Deeside in the UK. La Ciotat and Runcorn were acquired in late 2001, so Schmalbach's 2001 financials only include a couple of months of results from those plants. The technical center is in Bonn, and as previously mentioned, the head office is in Ratingen, Germany. Schmalbach produces about 60 percent of its cans from steel and about 40 percent from aluminum. Five can plants run steel only, three plants run aluminum, and two plants use both metals.

The end plants consume aluminum.

On slide 13, I will briefly discuss the due diligence process.

These two companies know a lot about each other. Discussions have occurred periodically over the past several years.

In fact, Ball tried to acquire Continental Can Europe in 1990, but for various reasons that deal didn't happen.

In the past four to five months we have completed significant, focused due diligence, in areas such as sales and marketing, manufacturing, finance, accounting and others that you see on the slide.

We have engaged outside consultants to assist us in assessing some of these areas, as appropriate.

From what we've seen, there is an excellent fit here. These two companies share a similar approach to the business, including a focus on adding value for our customers and good employee relations.

I'm really looking forward to getting started.

With that I'll turn it over to Ray Seabrook.

Mr. Seabrook: Thanks, John.

On slide 14, are the purchase price transaction multiples we are paying for Schmalbach based upon our 2002 earnings estimates.
While these purchase price multiples are somewhat useful to compare the purchase price to other acquisitions, it's not what we used to evaluate the acquisition.

As you all know, we are an EVA company and only invest when we believe the returns we can earn exceed our cost of capital. We also know that overpaying for a business up-front and projecting hockey stick profits in future periods to justify a high acquisition price is not the way we do things.

We believe we will be earning an after-tax return in excess of 8 percent on this acquisition out of the blocks and return in excess of 9 percent within the first three years. These returns exceed our cost of capital and as we said earlier, we expect at least a
15 percent accretion in earnings per share in the first year.

If you turn to slide 15, you will see three years of sales and EBITA results, including estimates for 2002.

Before I discuss the numbers, it will be useful to talk about how they were derived. The 2000 and 2001 numbers were taken from
Schmalbach's annual report. The 2002 numbers are based upon Schmalbach management's latest estimates. The figures are in euros and have been prepared in accordance with International Accounting Standards. Under International Accounting Standards, German pension expenses are classified as a financing expense, and under U.S. GAAP these costs would be included in EBITA. Therefore, in accordance with U.S. GAAPs, EBITA shown in the charts would be reduced by approximately 14 million euros in all three years. There will be other U.S. GAAP adjustments, however we believe most of those adjustments would only impact timing of earnings between periods.

Now turning to the numbers on the slide. The two-year 12 percent compounded revenue growth rate is the result of the
7 percent beverage can market growth Leon discussed earlier. And the acquisition of the two can plants from Rexam in October 2001.
Full year 2002 sales for the two acquired can plants are estimated at around 150 million euros.

The two-year 16 percent compounded EBITDA growth is the result of the October 2001 plant acquisitions, Schmalbach cost reduction programs and reduced losses from their China operations, which were sold in July of this year.

On slide 16, which is really the slide of CAPEX [capital expenditures] and depreciation, the point I want to make here is that the business has not been starved for capital.

As you can see by the numbers on the slide, capital spending exceeded depreciation in both 2000 and 2001. And as you would expect in 2002, capital spending will be lower than depreciation. We have completed a thorough plant review as John Friedery has talked about, as part of our due diligence process and are impressed with the quality of the installed asset base. Excluding growth capital spending, we expect to operate the business going forward at capital spending amounts below depreciation levels.

On slide 17 the first point of note is that we will finance this transaction with 100 percent debt. And we plan to have at least
50 percent of the debt at fixed rates after the acquisition. We have committed financing from several financial institutions to close the transaction and we expect our current public bonds will remain in place. We have met with the credit rating agencies and we anticipate our current credit ratings will remain in tact. Total debt to EBITDA will be around 3 times starting, however we plan to scale back on the share repurchase program initially and use the combined business strong cash flow to aggressively de-lever, as we did after our last major acquisition.

Total debt should be in the $1.8 billion range at closing and we believe we can reduce this amount by $600 million over the first three years.

Turning to earnings per share accretion, we foresee this transaction to be at least 15 percent accretive, as Dave said in his comments. If interest rates remain low, and the foreign exchange rates stable, we would look forward to the earnings per share accretion even being higher.

With that I will turn it back to Dave.

Mr. Hoover: Thanks a lot Ray, and to the rest of our team for your comments.

I think you can see why we are so excited about this acquisition. This is right in our wheelhouse; it broadens Ball's geographic reach and it grows our company at the top and bottom lines.

In the near-term, we are focused on moving forward with the acquisition of Schmalbach-Lubeca while keeping our eye on the ball in our existing businesses.

We will continue our commitment to debt reduction, as Ray said. And, as always, our primary motivation is to maximize earnings, cash flow and return on investment.

To conclude, this is a terrific opportunity for Ball to do a lot of things that we believe will build our company and create significant value for our shareholders.

And with that, Jennifer, I believe we are ready to open it up for questions.

Q: Thanks. Hey guys, good morning. Congratulations and good luck with the closing. A couple of questions. Ray, if you said it, I missed it. What is the effect of revenues from La Ciotat and Runcorn that will not be in Schmalbach's revenues this year, but will be net additive in 2003?

Mr. Seabrook: Well, actually, what happened is, that they bought the two plants in October 2001, so 2002 is the first full year of the revenue in Schmalbach's numbers and that amount is around 150 million euros.

Q: O.K. Sure enough, sorry about that. The next question. In terms of the accretion, I mean, just getting down to brass tacks, if the street's roughly at $3.00 [earnings per share] for you for next year, what you're basically saying is that this is potentially additive in 2003, around 45 cents a share or more?  Is that what we're saying here?  I realize you don't want to comment on 2003, but let's assume that 2003 consensus, is that the appropriate thing to be looking at right now.

Mr. Seabrook: If you make that assumption, that's what we're saying. We're saying at least that.

Q: O.K. Are you, what cost of financing are you using in your accretion or are you assuming just bank rates or are you assuming the
6 percent fixed borrowing by the time the transaction is ultimately done?

Mr. Seabrook: What we've done is that we all know that interest rates are at historical lows and in our models we have assumed LIBOR increases by up to 100 basis points next year, so as I said in my remarks, if it doesn't [increase], that will make our numbers potentially even better.

Q: O.K. But it basically is assuming no refinancing of the 900 million euros, it's all going to be bank debt, with a 100 basis point improvement, increase, excuse me, in interest rates.

Mr. Seabrook: In our thinking we have a new bond issue of somewhere around $300 million in our refinancing.

Q: O.K. So that's built into your model?

Mr. Seabrook: That's built into the model.

Q: O.K. A couple last questions and I'll turn it over to the guys. In terms of return, are you including the pension obligation in there in terms of the 8 or 9 percent?

Mr. Seabrook: The way we have looked at the returns is, the pension expense is a, the pensions, first of all in Germany, are unfunded and so the annual expense for that is sort of a cash type of a program, so the annual expense for that is 14 to 15 million euros. And those numbers are in your EBITDA numbers, so we've reduced our EBITDA numbers by that amount and then looked at how much we paid for it. That's how we get multiples.

Q: O.K. Fair enough. Last question here, this is one for Dave. Dave, I meant the company has obviously been very busy over the last several years; it's been very, very successful. What would you say to assure us that with all things going on in Aerospace, with the growth in food cans and in PET and now a major platform that, you know, Ball management, while it's been successful, doesn't, you know, fumble a couple of times as the business is grown very strongly?  What would you do to help us feel better about that?  Thanks.

Mr. Hoover: Well, I think that, as John Hayes talked about and as I mentioned, we've taken our time in doing this. We've been working diligently on the transactions, trying to make the transaction, make the deal, but also on due diligence, which includes getting to know better, not just two or three people in the company but many people. We are not expecting the kind of activity that we had with Reynolds where we basically replaced all the folks in the management of the business, but rather to bring Schmalbach's good management team together with ours, to come join us and continue, importantly to run this, but also to benefit both directions.
That's what we're talking about. So, without that, I think I'd be a lot more concerned about what's going to happen. It doesn't mean we're not going to be involved in managing this business like we try to manage all of our businesses with what we call relentless attention to detail, which we'll keep doing, but we like what we see there. The second point I'd make is that Reynolds happened over four years ago. We've basically had a real success at getting all of that integrated, digested and I believe that our organization right now is ready for something. I don't believe we're taxed. You mentioned Aerospace. We've got Dave Taylor running Aerospace and we've actually strengthened the management team in Aerospace in addition to Dave and through some reorganization, we feel that's on a real good track. We've got Brian Cardno running our Food business, Larry Green running the
Plastics business and John Friedery here running the U.S. Beverage business. So, from my perspective with 32 years around here, I don't think we've ever had a stronger management team or a better focused one. I think we're ready for this and you know, you used the fumble analogy, I guess it's about football season, but . . .

Q: Freudian slip, Dave.

Mr. Hoover: I can't guarantee that we won't have issues, but I do not fear our capability to manage this business. You know, while this is roughly the size of the Reynolds transaction, it's now going to be, you know, an increase of about 25 percent to the totality of the company, whereas, Reynolds was about 33 percent and actually our leverage as measured by statistics and so on in terms of things like multiple of EBITDA, and so on, in terms of the debt we incurred with Reynolds, we were more levered then than we are now. We're not as levered as we were then. We're happy about that and what we intend very much to do is put our time, energy and effort right on this. You know, drive it, to run well and to flow cash and as Ray put out there a challenge to pay down
$600 million in debt or more over the next three years, so I feel good about it.

Q: Dave, you've had a great track record and I appreciate the insight. Will Hanno report to you or who will Hanno report to?

Mr. Hoover: The way we are working with that is, yes, Hanno reports to me, but Leon Midgett is the chief operating officer of our packaging operations. So, I always look to Leon for what's going to happen in the business. If you're looking for misalignment or issues, we talked, the first time guys, it was in May, early June. The three of us, plus Hanno and Jan, spent a couple of days together. Having thought prior to that of just how to work with this. Hanno Fiedler is a man with many years' experience. It turns out that the two of us are just couple of days different in age, so we have a couple of real young guys there, but at any rate,
Hanno spent many years working with TRW, a U.S. based company. Jan Driessens has experience with working with a U.S. based company in addition to Schmalbach. Schmalbach's been partly owned by what was Continental Can, well, for many, many years, going back maybe into the 1940s or 1950s. We can check that number. So, and when we get into this and we start relating to people, we find that we're sort of in one accord, often in how it is that we do things and what we think. We made sure that we're not going to have arguments like your children sometimes have about this, we're going to have a focused management group, well motivated to achieve our common goals and I feel as good as I could about how this group is going to be able to work together.

Q: O.K. Dave, terrific. Thanks very much.

Q: Hey guys, congratulations. I just have two questions. The first one is, Leon, can you talk about, you mentioned that you expect this business to grow faster than the overall market in Europe. But it seems to me that southern Europe has been growing faster than northern Europe for the last three or four years. Can you talk about, you know, other than beer or maybe even including beer, how that fits?

Mr. Midgett: Most of the growth that we're looking at for the Schmalbach organization will be in beer, will be driven by beer, consolidation and continue. Movement out of returnable glass into different packaging options and a lot of that being cans. That's where we see the majority of this growth being driven. Plus, the La Ciotat plant that was just acquired last year does give those folks an entree into parts of southern Italy, southern Europe, into Italy, into Spain. The growth in Poland has been very, very nice. It's double digits, so there's a lot of opportunity here.

Q: O.K. Thanks, and then second maybe for Ray or for Dave. Can you talk about your free cash flow as running right about
$200 million a year now, anyway, you're talking about $600 million of debt reduction over three years?   Can you talk about if there
is going to be any free cash flow accretion from Schmalbach and even if so, why so small?

Mr. Hoover: I think that we say at least $600 million, so certainly Schmalbach is going to be cash flow generative as we said, in addition to being accretive from an earnings standpoint, but if you'd like to amplify on that Ray, I'd appreciate it.

Mr. Seabrook: Yes, what we see is our free cash flow right now over the last couple years has been running a couple of a hundred million dollars as you pointed out. I believe with the acquisition of Schmalbach, that number should be somewhere between $250 million and $275 million [per year], we would expect for our free cash flow. Now, the other thing, as you know, is that the last two or three years we've been buying heavily our stock back at the rate of $75 million a year and as I said in my remarks, is, initially, until we de-lever the balance sheet, that number, we expect to scale way back into maybe the $20-25 million range, so that's how you get to the debt reduction.

Q: O.K. Thanks. And then lastly, can you talk about the best in class EBIT margins in Europe cause it looks like the EBITA margins for Schmalbach are pretty good. Is there another level to reach in terms of profitability and can you give us an idea, like a three-year goal or something?

Mr. Hoover: I would say that in the relations that we've had to date with the management team over here, they're optimistic on their own further profit improvement opportunities. I'd rather not set a goal, but I think that those are real; partly because they come about because this will be a very focused operation on the beverage can. It will be set up with an overhead structure that no longer has to be a separate public company. It will be working, as will we, together on trying to spread best practices on both sides of the ocean and it's a larger business which has more volume now with the acquisition of these two plants, with Poland coming on and maybe other opportunities, to spread more volume over the same kind of fixed base. So, for all those reasons, I'd say we'd be disappointed if there isn't some improvement. I might say though that we didn't, in talking about what we have in terms of accretion in the first year or even over the next two or three, we tended to, as we were looking at the valuation of the business rather discount some of the optimism that we believe but that we know isn't always the only thing that can't happen, so we've taken a rather conservative view and we still see the kinds of things happening that Ray and I had talked about earlier. Anybody have anything to add to that? Leon or John?

Q: Just one question, a lot has been covered already. I know you mentioned that this acquisition is not really predicated on synergies. Is there a certain amount of synergies you could share with us that you're looking at, maybe over a 12, 24-month period for the combined company?

Mr. Midgett: As we've said, we really have assumed nothing, in our models, we have zero. And we don't have goals in mind for what we think we can attain. We know there are areas where there are some possibilities for some savings; we both have good R&D centers.
We may be able to focus more clearly, one organization on new product and the other on new process, so that we become more efficient in that way, but I don't know how you quantify that. As Dave said, we will be larger. Perhaps that will help us somewhat in our purchasing efforts. We manufacture in the U.S. two-piece steel food cans and based on what I saw in Europe, what Schmalbach does on two-piece steel cans, I think we can probably learn a little something from them and apply it to our food organizations' two-piece steel can manufacture. Again, I don't know how you quantify it, but I know that there will be gains that will be made but to try to tell you that it's going to be a huge pile of millions of dollars, I don't think we want to do that at this point, at least.

Q: O.K. No. Fair enough. Thanks and congratulations.

Q: Good morning gentlemen, and congratulations again. A quick question on the total capacity of the Schmalbach-Lubeca operations, and if you wouldn't mind, perhaps touching on the capacity at the southern France plant and the Poland plant. Obviously just trying to get a sense of with some of the growth that's going on in Europe, particularly in Eastern Europe and southern Europe, how you guys are positioned, vis-a-vis capacity? Thanks.

Mr. Friedery: The system there has about 12.7 billion units of capacity overall and utilization there is fairly good. There are opportunities for additions as market growth dictates. I would say, particularly in the two plants you spoke of, La Ciotat and the
Poland plant. They are both two-line plants running in the billion and a half unit range with opportunity to kick that up with additions to capacity to those two lines without having to install a third line.

Q: And are those kinds of capacity additions in the CAPEX budget, that the company's put together?

Mr. Seabrook: Yes, they are. We've got ample CAPEX in our projections going forward.

Q: Great. Thanks again.

Q: Good morning. I wanted to circle back to the margin issue. The 18 percent EBITDA margins seems pretty high. Can you again talk about how you think that compares to peers in that market, and also sort of how the overall market competition has been shaken out there, if you've got rational capacity and rational pricing structure?

Mr. Hoover: Well, I think that if these historic margins will be somewhat affected by the fact that once we own the business we have to do the accounting as Ball would do it having paid the price that we pay. So, I wouldn't necessarily project that the margin will be exactly as it was before this. We'll pick up some additional depreciation, is what I'm saying, in terms of going forward.
On the other hand, as we've been talking about, we integrated that into it. It's my belief in the research that we've done, in looking at the reports of the other can makers in Europe that this business is in pretty good shape. It may not be the highest in these characteristics and one of the things that Hanno, Jan and I have talked about is what does it take to improve and that is what we were talking about earlier. So, I think the market is growing. This business has been improving itself as have its competitors to some extent in Europe and it seems that the climate for making beverage cans in Europe is good right now. I don't know John if you or Leon would have anything to add to that?

Mr. Midgett: I would say that pricing doesn't appear to be terribly different there than it is in the U.S., perhaps a bit higher.
Costs are certainly, other than metal, costs to operate there are higher. There are some advantages in the cost of the metal in
Europe.

Q: How could the EBITDA, on the same scorekeeping margin compare in this business versus your U.S. business or North American business?

Mr. Hoover: One thing too, that Ray mentioned earlier, is the, about 14 million euros a year of pension expense that has been counted as interest expense by Schmalbach will now be an operating cost. So, in other words, I'm not trying to suggest that this isn't going to be very profitable, as a matter of fact, the business is on a real good track and is beating its own plans as we go through this year, we see next year being a year further improvement. But, I don't think the margins they are making, whether it's
EBITDA or EBIT margins are necessarily the best that are in Europe yet and I think there is more upside.

Q: And the margins on whatever metric relative to what you earn in North America?  Would they still be in a slight couple hundred basis point premium to what you earn in North America?

Mr. Midgett: Yes. I would say that that is true and a lot of that is the depreciation in Europe relative to the size of their business is larger than it is in North America.

Q: And then just a second question I have for clarification and not being all that familiar with how the pension works in Europe, you talked about how the 14 million euros works; it also looked like in the release that the pension is under-funded by more than
200 million euros. Is that an issue?  Does that require a cash infusion at some point; can you help us understand that liability?

Mr. Hoover: It's not under-funded; it's the practice in Germany not to fund, but to rather accrue the liability on the balance sheet. It's, I first learned about that in 1990 and so the liability is accrued there but it is not funded nor will it be funded and what you do have though is this annual cash costs which I think Ray, you described as 14 to 15 million euros, so there won't be any need to fund that pension plan.

Q: It's just a cash-out 14 to 15 million euros a year and that's a pretty consistent number?

Mr. Hoover: Yes, which is in our numbers that we've talked about and which we would expect will stay pretty level going forward.
Ray, do you have anything to add to that?

Mr. Seabrook: I think that's absolutely right, Dave. That's exactly what's going to happen.

Q: And lastly, who were the financial advisors involved in the transactions?

Mr. Hoover: We basically don't have a banker helping us with the transaction and I believe, John, who advised the seller here?
I don't know that we should say that. Maybe, I guess, you ought to ask them. I don't mean to be flip, but it's not our business.

Q: O.K. Very good. Thank you.

Q: Good morning, guys. I have one clarification. Did you say that the purchase came to about 5.2 times, is that 2002 EBITDA?

Mr. Seabrook: Yes, 2002 EBITDA is going to finish at.

Q: O.K. So, presumably, 5 or less times projected 2003 EBITDA?

Mr. Seabrook: Absolutely.

Q: O.K. Secondly, have you thought about, in terms of, are there any kind of savings due to things like tooling or inks, coating, overhead?  I know that there isn't any planned synergies, but just in terms of global purchasing?

Mr. Friedery: We believe that, as Leon said, there should be opportunities. We have not baked anything in. We are still, as we put our nine plants with the 16 plants from before working, improving operations through our North American operations, we believe that just the cooperative efforts in terms of material usage as well as anything on the purchasing side will be a benefit to us but right now we really don't know how to quantify that.

Q: O.K. Good enough. Another thing is, can you give us a little color on the type of contracts Schmalbach has?  How much of their business, as you look at their revenue, is under multiyear contract?  Is it a large percentage?  Is that expected to change one way or another in any material way over the next year or so?

Mr. Midgett: They do business a bit differently in terms of length of contracts in Europe than in America. The majority of their business is done on an annual basis. There's not a lot of switching of partners at the end of the year but it seems like most of the business does happen on one year at a time. I know that Schmalbach does have a couple of contracts of longer duration which is, you know, comforting, but even over the years, especially with the capacity and supply and demand being the way it is in Europe there's not a lot of movement between accounts. They're about 88 percent booked up for next year already. As far as next year's supply agreement.

Q: O.K. Thanks Leon. Last question. Prior to announcing the transaction publicly last night, did you have a chance, as perhaps part of the due diligence process to talk to any of Schmalbach's customers or any of your customers on the beverage can side to kind of gauge their level of comfort, if you will, with a transaction of this nature?

Mr. Hoover: We really did not do that directly. I think that this has not been a situation that we were asked to comment on. The speculation and so on but it has been in the press over here that since Schmalbach sold its PET business and its White Cap business that it was likely that this business would be sold and in three or four places we've read in press reports that we were the likely suspect to do that. So, I can't really say that it isn't a shock or anything, but I don't believe that it is and I think we have been assured by the folks at Schmalbach that in their view is at least that customers should welcome this combination because we pride ourselves in our good customer relations and I believe Schmalbach does the same thing, but we did not make contact directly on this with customers prior to last night. We have phoned many of ours and they have phoned theirs leading up to this call, since it's been public.

Q: O.K. Good enough. Thanks guys.

Q: Thanks and congratulations. Are there any labor or union issues relevant here that we should be made aware of or anything like that at all?

Mr. Midgett: There are prevalent throughout Europe works councils and various organizations such as that, unions do pervade the continent, it appears, I think everything is unionized other than the plant in Poland. Relations have been very good.
Hanno Fiedler does a nice job working with that group of works councils. When there has been a call for action, generally, what's happened, or an example of what has happened, one of the steel mills in Germany asked a can plant group to go out on strike in support of them. So, they agreed to do that. The crew that finished up their day waited until the new crew came on, then the crew that was finishing up went out and walked around with their signs for about 15 minutes and then went home and had dinner. So I think they have some very nice union relations there.

Q: Any pending contracts coming due, or I'm not sure how it works, but anything like that in the near term?

Mr. Hoover: Not in the sense that you are discussing. We're not about to have a gun held to our head or anything. As I said, or as
Leon said, this has been an area of some focus with Hanno Fielder who spent the prior 24 years prior to doing this work, working with TRW and ran their European operations, so with an experienced hand at this and I think under his leadership this whole area has been improved by dealing straight up with people and getting at what's important. I think the labor relations are quite good in this company.

Q: Great. Thanks very much.

Q: Good morning gentlemen. I want to circle back to the metal costs. Steel prices have been appreciating in Europe over the past few months. I was just wondering what your thoughts are for 2003 and could this potentially impact your thoughts regarding the accretion?

Mr. Friedery: I believe that we feel confident that the metal costs are passed through and can be negotiated with customers as we look at new contracts over there.

Q: Thanks.

Q: Congratulations. I have a question for Ray. What was the last 12 months EBITDA and EBITA?

Mr. Seabrook: For?

Q: For June, yes.

Mr. Seabrook: Well, remember, we're buying a division, so we have some financials that were attached to the purchase and sale agreement that are what we would call a stated basis of accounting financials or we're trying to figure out that exact question you asked. O.K. And they're prepared in accordance with International Accounting Standards as their other financials are prepared.
However, they don't have the taxes, they don't have some other things totally necessarily in them that you would have to get as sort of as a GAAP set of statements, but all that said is that they are running significantly ahead of their estimates and where they would be as of June of this year, so...

Q: So, I mean if we took roughly half of the projection are we close, do you think?

Mr. Seabrook: I would say you could take more than half of the projection.

Q: O.K. But less than 60 percent?

Mr. Seabrook: Probably less than 60 percent, yes, but certainly more than half.

Q: Because it's an earlier season over there.

Mr. Seabrook: It's an earlier season and I said before, their numbers are nicely running ahead of their estimates.

Q: O.K. Thanks Ray. I have a question for Leon, I guess. Is it feasible to buy steel and aluminum on a global basis and do you see any potential advantages here now?  I mean they are not a major user of aluminum, but your food and their beverage cans steel operations would, I think, be a pretty potent force. What do the suppliers think?

Mr. Midgett: Well we haven't been out asking them that yet, however, that will happen in the coming months, certainly. There may be some advantage to being global when it comes to buying those sorts of materials but as you are aware with some of the Section 201 initiatives for instance it's not as global as it might appear. I do think though that there are probably areas that we can't take advantage of and perhaps coatings, packaging, metals. There's going to be something here, we just don't know how much it's going to
be.

Q: I have a final question for Dave Hoover. Dave, the equity price for Ball has been extremely strong and obviously could have been used as a tool, was it strictly a function of Allianz and E.ON not wanting equity but cash that you did not use it?

Mr. Hoover: No, quite to the contrary we didn't ever offer anything but cash. As I mentioned earlier, our equity price has done well in the last couple of three years. But you've known our company for a long time and you know that for a long time before that it was flat-lined like a dead man. You know, we are pleased with its performance. We're all interested in seeing it go higher and we did this transaction importantly because we could afford it nicely and still not over-lever our company. We've got the business percolating throwing off a lot of cash and we just did not feel a need to nor were we desirous of using our most dear, I guess kind of consideration which would be our equity in doing that. I think as Ray said we've been acquiring our shares on the open market including this year. We may slow that down some. We probably will in the first year or so here to make sure we aren't missing any beats but we feel that returning some of the capital that we do to our shareholders, particularly under current tax laws, that we are better off doing that than we would be paying much higher dividends. So really the basic thing is that we were able to negotiate what was an acceptable transaction from the standpoint of the current owners and what we believe is a very attractive price for us going forward on this business. Usually if you find something that works for both parties, it works very well. Just to cap it off we didn't consider equity because we really didn't need to.

Q: Good, good, well, listen congratulations and Auf Wiedersehen.

Mr. Hoover: Thank you very much.

Q: On the pension, you are only responsible for the beverage can employees not anything associated with any of the other older and now former Schmalbach packaging businesses, correct?

Mr. Hoover: Well, what we have is, primarily that, George, but because this is the corporation, some of the liabilities in that total of 250 million euros represent retired folks and people that may have worked for businesses that are no longer owned, not necessarily the businesses just sold recently, but things that the company was in a while ago but the lion's share is directly related to the beverage can business.

Q: Okay, fine. Kind of an off-the-wall question but that something that in any of the other businesses, currently, you would not have any responsibility for going forward?

Mr. Hoover: I defer to John Hayes, we haven't heard him speak here, but can you answer that question, John?

Mr. Hayes: George, you are correct. We are indemnified against liabilities related to employees and all other things related to the other businesses they've been in over the recent past.

Q: Okay, fair enough. Now aside from just being a historical fact, the fact that you helped build La Ciotat does that give you any advantages in terms of bringing it up to speed or give you any advantages that you haven't really talked about?

Mr. Midgett: I didn't know what to expect when I started walking through these plants but La Ciotat is a fine plant, we were involved in its construction. But I wouldn't say that it is at the top of the class. That's a good group of plants and a great group of people.

Q: On a divisional reporting basis will you still show an international division when you report? I am assuming the Schmalbach business will be there or will you now bundle everything just into beverage cans?  Have you made that decision yet?

Mr. Hoover: Yeah, I think so. Ray could you comment on that, please?

Mr. Seabrook: In the segment report we have to segment international operations separate anyway so you'll see international.

Q: Okay. And, last question on pricing. Yesterday Rexam had their conference call and they said, at least within the U.S., they are expecting it to be more in year in 2003 of digesting 2002 gains, realizing that you really cannot comment on pricing as to what your competitors state, in Europe, would you expect 2003 as a stable year?  I know pricing has generally gone up more regularly in
Europe. What would you help us think about in 2003 for pricing in Europe?  Thanks guys, and again, good luck.

Mr. Midgett: I'll take a stab at it. We haven't been involved obviously in sitting down with Schmalbach and helping them negotiate
2003's contracts. That would be a little out of place. We would anticipate that it is going to be at least as good as it was in
2002 and I probably shouldn't even try to guess what might happen beyond that.

Q: That's good enough, thanks a lot.

Mr. Midgett: You bet.

Q: I just want to verify a number that was discussed during the initial presentation; 3.5 times leverage. Is that a pro forma number out of the box for this transaction, what was that number?

Mr. Seabrook: I think I said three times EBITDA, I think we expect that to be somewhere around $1.8 billion initially as we combine these two companies together and if you were to use the last 12 months estimate of EBITDA for the combined businesses, you'll get somewhere around three.

Q: For total leverage pro forma on the 900 million euros?

Mr. Seabrook: No, of the whole combined company. Schmalbach and Ball everything combined.

Q: Oh, so it's not a leverage number?

Mr. Hoover: Well it's a leverage, what he is saying the leverage is the corporation's leverage, not just the unit that we are acquiring.

Q: Right, so the overall, leverage, including the 900 million additional debt you are going to take on?

Mr. Seabrook: Correct.

Q: Okay, thank you.

Mr. Hoover: We'd like to thank everyone for joining us on this conference call. I think we have well over 100 people and we're very pleased to be able to talk with you about this. Of course we are looking forward, hopefully yet this year, to getting the transaction closed and to getting on with our business and we fully expect this to be a very successful thing. So thanks everyone for tuning in and we'll be speaking with you again at the time we announce our third quarter results if not before.

Forward Looking Statements:

The information in this news release contains "forward-looking" statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The Company currently does not intend to update any particular forward-looking statement except, as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-Q filed by Ball Corporation on August 14, 2002, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the Packaging segment or business of the Company are:  fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather; vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, such as recycling or mandatory deposit laws;
availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum; pricing and ability or inability to sell scrap; and international business risks
(including foreign exchange rates) particularly in developing countries such as China and Brazil. Factors that may affect the
Aerospace segment or business are:  funding, authorization, and availability of government contracts; and technical uncertainty associated with Aerospace segment contracts. Factors that could affect the Company as a whole include those listed plus:
successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith; the inability to purchase the Company's common stock; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards, business consolidation investment costs and the net realizable value of assets associated with the Company's activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation, including intellectual property and antitrust; strikes; boycotts; interest rates and level of company debt; terrorist activities, war or catastrophic events; and U.S. and foreign economic conditions.